Consent of KPMG LLP

      We consent to the incorporation by reference in the Registration Statement on Form S-8 of GoAmerica, Inc. of our report dated March 17, 2000, with respect to the balance sheets of Wynd Communications Corporation ("Wynd") as of December 31, 1999 and 1998, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the Form 8-K/A of GoAmerica, Inc. dated June 28, 2000, and to the reference to our firm under the heading "Experts" in the Registration Statement.

      Our report dated March 17, 2000, contains an explanatory paragraph that states that Wynd's working capital and stockholders' deficiencies raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.



                                                         /s/ KPMG LLP



Los Angeles, California
October 5, 2000